Sam Kan & Company
1151 Harbor Bay Pkwy., Suite 101
Alameda, CA 94502
Phone: 510.517.7874
Fax: 866.848.1224
http://www.skancpa.com

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Exhibit 23.1

We consent to the incorporation by reference in the Registration Statement on Forms S-1 of E-Check Holdings, Inc. (the “Company”) of our report dated February 22, 2011, with respect to the Company’s consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the period from inception on May 2, 2005 through December 31, 2010 included in this Registration Statement on Forms S-1 for the period from the date of inception on May 2, 2005 to December 31, 2010.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
March 18, 2011
Date